EXHIBIT 10.13


                         SEVERANCE AGREEMENT AND RELEASE

     This Severance Agreement And Release ("Agreement") is entered into as of --------, 2000, hereinafter "execution date," by and between Daniel McElwee (hereinafter "Mr. McElwee"), and Pawnbroker.com, Inc., its successors and assigns (hereinafter the "Company"). Mr. McElwee and the Company are sometimes referred to collectively herein as the "Parties."

     1. Mr. McElwee executed an Employment Agreement ("Employment Agreement") with the Company on --------. The Company is giving notice of its decision to terminate Mr. McElwee's employment without cause pursuant to Section 9A(4) of the Employment Agreement. The Company is electing to pay Mr. McElwee his salary and benefits in lieu of him working the 30-day notice period under the Employment Agreement. Mr. McElwee's employment terminates effectively May 18, 2000 ("Termination Date"), but his last day actually working will be --------, 2000. This Agreement is to effectuate the intent of Section 9F of the Employment Agreement, wherein the Parties agreed that upon a termination without cause, Mr. McElwee would receive certain severance benefits and execute a general release of claims. The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Mr. McElwee's employment with the Company or the termination thereof. The Company expressly disclaims any wrongdoing or any liability to Mr. McElwee.

     2. The Company agrees that, in addition to paying Mr. McElwee's salary, bonuses, and benefits as if he remained a regular employee until May 18, 2000, it will provide Mr. McElwee the following severance benefits, within no less than five calendar days after the expiration of the seven day revocation period described in Paragraph 8 below (said revocation period hereinafter "effective date"), provided Mr. McElwee has not revoked this Agreement as described in that
Paragraph:

     (a) the Company shall continue to pay Mr.McElwee's base salary, bonuses, and health insurance benefits from May 18, 2000 until August 18, 2000, less standard employee withholding taxes and any amounts owed by Mr. McElwee to the Company, in accordance with the Company's regular payroll practices. Mr. McElwee agrees that said payments will be mailed to his home on regular payroll dates;

     (b) Pursuant to Section 4F(9) of the Employment Agreement concerning vesting of stock options in the event of termination without cause, and pursuant to the Company's stock option plan, one-third (1/3) of Mr. McElwee's 391,280 total options to purchase common shares of the Company, which equals 130,427, will vest on May 18, 2000. These stock options expire on September 18, 2002. The remainder of Mr. McElwee's stock options under the Employment Agreement will not vest.

     Mr. McElwee specifically acknowledges and agrees that these payments exceed the amount he would otherwise be entitled to receive upon termination of his


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employment,  and that these  payments  and other  benefits  are in exchange  for entering into this Agreement.

     3. Mr. McElwee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to his employment with, or termination from, the Company. Mr. McElwee agrees, notwithstanding California Civil Code section 1542, to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Mr. McElwee now has or has ever had against the Company, whether known or unknown, arising from or relating to Mr. McElwee's employment with or discharge from the Company, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Mr. McElwee may have under the Fair Labor Standards Act, Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the California Family Rights Act or the California Fair Employment and Housing Act; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation; and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the termination date or the effective date, whichever is later, and that are based on factual allegations that do not arise from or relate to Mr. McElwee's present employment with or discharge from the Company.

     4. Mr. McElwee acknowledges and affirms that the Employment Agreement provisions concerning Confidential Information, Noncompetition, and Patents and Related Matters survive his employment with the Company, and are not affected by this Agreement. If any dispute arises concerning the Parties' obligations under this Agreement, it will be resolved through the Arbitration provisions set forth in Section 10 of the Employment Agreement. Mr. McElwee represents that he has returned all property belonging to the Company. Mr. McElwee agrees that he will not be reemployed by the Company, and that he will neither seek nor accept employment with the Company at any time.

     5. Mr. McElwee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Mr. McElwee and the Company.

     6. The provisions of this Agreement are severable. If any part of the Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. A Court or arbitrator construing this Agreement may utilize the Blue Pencil Doctrine in enforcing this Agreement. This Agreement is governed by the laws of the State of California.



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

     7. Mr. McElwee agrees that he will indemnify and hold the Company harmless from any breach of this Agreement by Mr. McElwee. Mr. McElwee further agrees that in the event of any breach of this Agreement by Mr. McElwee, he will return all monies paid to his by the Company pursuant to this Agreement.

     8. Mr. McElwee specifically agrees and acknowledges: (A) that his waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he understands the terms of this Agreement; (C) that he has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (D) that the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement; and (E) that, following his execution of this Agreement he has seven
(7) days in which to revoke his agreement to this Agreement and that, if he chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed below shall then be made to him in accordance with the terms of this Agreement. To cancel this Agreement, Mr. McElwee understands that he must give a written revocation to Company headquarters either by hand delivery or certified mail within the seven-day period. If he rescinds the Agreement, it will not become effective or enforceable and he will not be entitled to any of the benefits set forth above.

     9. Mr. McElwee further specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one day period referenced in Paragraph 8.

     10. MR. MCELWEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:


/s/ Neil McElwee                            /s/ Daniel McElwee
---------------------------------           ----------------------------------
Pawnbroker.com, Inc.                                 Daniel McElwee

Dated: --------------------------         Dated: -----------------------------





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